PLAN AND AGREEMENT OF REORGANIZATION

                                     BETWEEN


                        DIGITAL CORPORATE PROFILES, INC.

                                       AND

                          ADVANCED LASER PRODUCTS, INC.

                   RELATING TO THE EXCHANGE OF COMMON STOCK OF

                        DIGITAL CORPORATE PROFILES, INC.

                                       FOR

                  COMMON STOCK OF ADVANCED LASER PRODUCTS, INC.

                            DATED SEPTEMBER 28, 1998











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                                TABLE OF CONTENTS

                                                                        PAGE

PLAN OF REORGANIZATION .................................................   1

AGREEMENT ..............................................................   1

SECTION 1     TRANSFER OF DIGITAL SHARES ...............................   1

SECTION 2     ISSUANCE OF EXCHANGE STOCK TO DIGITAL
              SHAREHOLDERS .............................................   2

SECTION 3     CLOSING ..................................................   3

SECTION 4     REPRESENTATIONS AND WARRANTIES BY DIGITAL AND
              CERTAIN SHAREHOLDERS .....................................   5

SECTION 5     REPRESENTATIONS AND WARRANTIES BY ADVANCED ...............   9

SECTION 6     ACCESS AND INFORMATION ...................................  14

SECTION 7     COVENANTS OF DIGITAL .....................................  15

SECTION 8     COVENANTS OF ADVANCED ....................................  17

SECTION 9     ADDITIONAL COVENANTS OF THE PARTIES ......................  17

SECTION 10    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
              COVENANTS ................................................  18

SECTION 11    CONDITIONS PRECEDENT TO OBLIGATIONS
              OF PARTIES ...............................................  18

SECTION 12    TERMINATION, AMENDMENT, WAIVER ...........................  21

SECTION 13    MISCELLANEOUS ............................................  24

EXHIBIT LIST ...........................................................  27

SCHEDULE LIST ..........................................................  27














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                      PLAN AND AGREEMENT OF REORGANIZATION

     This PLAN AND AGREEMENT OF REORGANIZATION ("Agreement") is entered into on this 28th day of September, 1998, by and between ADVANCED LASER PRODUCTS, INC., a Delaware corporation ("ADVANCED") and DIGITAL CORPORATE PROFILES, INC., a
California corporation ("DIGITAL"), and those persons listed in Exhibit A hereto, being all of the shareholders of DIGITAL who own individually at least five percent (5%) of the outstanding stock of DIGITAL and together control over 50% of the outstanding stock of DIGITAL as of the date this Agreement is executed.

                             PLAN OF REORGANIZATION

     The  transaction  contemplated  by this  Agreement is intended to be a "tax free" exchange as contemplated by the provisions of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. ADVANCED will acquire up to 100% of DIGITAL's issued and outstanding common stock, (no par value per share) (the "DIGITAL Stock" or the "DIGITAL Shares"), in exchange for approximately 5,191,968 shares of ADVANCED's common stock, $0.001 par value per share (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the ADVANCED common stock as set forth in
Section 2 hereinbelow, DIGITAL Shareholders would hold approximately 99% of the then outstanding common stock of ADVANCED. The Exchange Transaction will result in DIGITAL becoming a subsidiary of ADVANCED.


                                    AGREEMENT

                                    SECTION 1

                           TRANSFER OF DIGITAL SHARES

     1.1 All shareholders of DIGITAL (the "Shareholders" or the "DIGITAL Shareholders"), as of the date of Closing as such term is defined in Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to ADVANCED at the date of Closing, certificates representing approximately 100% of the DIGITAL Shares or such lesser percentage as shall be acceptable to ADVANCED, but in no event less than approximately 90% of the DIGITAL Shares. The transfer of the DIGITAL Shares shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the DIGITAL Shareholders and ADVANCED shall have otherwise agreed in writing.




                                    SECTION 2

ISSUANCE OF EXCHANGE STOCK TO DIGITAL SHAREHOLDERS

     2.1 As consideration for the transfer, assignment, conveyance and delivery of the DIGITAL Stock hereunder, ADVANCED shall, at the Closing issue to the DIGITAL Shareholders, pro rata in accordance with each Shareholder's percentage ownership of DIGITAL immediately prior to the Closing, certificates for approximately 5,191,968 shares. (The ADVANCED common stock to be issued are referred to herein as the "Exchange Stock.") The parties intend that the Exchange Stock being issued will be used to acquire all outstanding DIGITAL Shares. To the extent that less than 100% of the DIGITAL Stock is acquired, the


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number of shares  issuable to those  DIGITAL  Shareholders  who have  elected to participate in the exchange described in this Agreement (the "Exchange") shall increase proportionately.

     2.2 The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the DIGITAL Shareholders and ADVANCED shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, ADVANCED shall have issued and outstanding: (i) not more than 53,487 shares of Common Stock; (ii) no shares of Preferred Stock; and (iii) no other capital stock, warrants, options or other securities convertible or exchanged into Common Stock issued and outstanding, except as may be set forth in Schedule 5.1(b) hereto.

     2.3 None of the Exchange Stock issued or to be issued to the DIGITAL Shareholders, nor any of the DIGITAL Stock transferred to ADVANCED hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are 'restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

     The respective transfer agents of ADVANCED and DIGITAL shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that ADVANCED register the Exchange Stock under the Act, nor shall DIGITAL or the Shareholders be required to register any DIGITAL Shares under the Act.


                                    SECTION 3

                                     CLOSING

     3.1 Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the offices of Pacific Rim Capital, 3233 Donald Douglas Loop South, Suite D, Santa Monica, California 90405 at 1:00 p.m. P.S.T., or at such other time on the Closing Date as DIGITAL and ADVANCED may mutually agree in writing

     3.2 Closing Date. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of DIGITAL and ADVANCED not later than October 31, 1998, or such later date upon which DIGITAL and ADVANCED may mutually agree in writing, or as extended pursuant to subsection 12.1(b) hereinbelow.

     3.3 Deliveries at Closing.

         (a) DIGITAL shall deliver or cause to be delivered to ADVANCED at or prior to Closing:

              (1) certificates representing all shares, or an amount of shares acceptable to ADVANCED, of the DIGITAL Stock as described in


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              Section 1, each endorsed in blank by the registered owner;

              (2) an agreement from each Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

              (3) a copy of a consent of DIGITAL's board of directors authorizing DIGITAL to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

              (4) a copy of a Certificate of Good Standing for DIGITAL issued not more than ten (10) days prior to Closing by the California Secretary of State;

              (5) an opinion of the Law Offices of William B. Barnett, counsel to DIGITAL, dated the Closing Date, in a form deemed acceptable by ADVANCED and its counsel;

              (6) Articles of Incorporation and Bylaws of DIGITAL certified as of the Closing Date by the President and Secretary of DIGITAL;

              (7) all of DIGITAL's corporate records;

              (8) such other documents, instruments or certificates as shall be reasonably requested by ADVANCED or its counsel.

          (b)  ADVANCED  shall  deliver or cause to be  delivered  to DIGITAL at
          Closing:

              (1) a copy of a consent of ADVANCED's board of directors authorizing ADVANCED to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

              (2) a copy of a Certificate of Good Standing for ADVANCED issued not more than thirty days prior to Closing by the Secretary of State of Delaware.

              (3) stock certificate(s) representing the Exchange Stock to be newly issued by ADVANCED under this Agreement, which certificates shall be in the names of the appropriate DIGITAL Shareholders, each in the appropriate denomination as described in Section 2;

              (4) an opinion of Stephen A. Zrenda, Jr., special counsel to ADVANCED, dated the Closing Date, in a form deemed acceptable by DIGITAL and its counsel;

              (5) Articles of Incorporation and Bylaws of ADVANCED certified as of the Closing Date by the President and Secretary of ADVANCED;

              (6) executed bank forms for ADVANCED bank accounts reflecting a change in management and signatories to said bank accounts;

              (7) letters of resignation as an officer and/or director of ADVANCED from any and all officers or directors of ADVANCED, as requested by DIGITAL prior to closing;

              (8) all of ADVANCED's corporate records;


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              (9) such other documents,  instruments or certificates as shall be reasonably requested by DIGITAL or its counsel.

   3.4  Filings; Cooperation.

        (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in
        Section 11 below.

        (b) On and after the Closing Date, ADVANCED, DIGITAL and the Shareholders set forth in Exhibit A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


                                    SECTION 4

                        REPRESENTATIONS AND WARRANTIES BY
                        DIGITAL AND CERTAIN SHAREHOLDERS

     4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to ADVANCED), DIGITAL and those Shareholders listed on Exhibit A represent and warrant to ADVANCED as follows:

        (a) Organization and Good Standing of DIGITAL. The Articles of Incorporation of DIGITAL and all Amendments thereto as presently in effect, certified by the Secretary of State of California, and the Bylaws of DIGITAL as presently in effect, certified by the President and Secretary of DIGITAL, have been delivered to ADVANCED and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

        (b) Capitalization. DIGITAL's authorized capital stock is 5,000,000 shares of no par value Common Stock (defined as "DIGITAL Common Stock"), of which no more than 1,730,656 shares will be issued and outstanding prior to the Closing Date, and held of record by approximately 13 persons. All of such outstanding shares are validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.1(b), no other equity securities or debt obligations of DIGITAL are authorized, issued or outstanding.

        (c) Subsidiaries. DIGITAL has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

        (d) Financial Statements. DIGITAL will deliver to ADVANCED, prior to Closing, a copy of DIGITAL's audited financial statements through December 31, 1997, and unaudited financial statements for the six months ended June 30, 1998, which will be true and complete. The unaudited financial statements through June 30, 1998 will be signed by the President and Secretary of DIGITAL certifying that, to the best of their


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        knowledge,  such financial statements are true and complete.  Other than changes in the usual and ordinary conduct of the business since June 30, 1998, there have been, and at the Closing Date there will be, no material adverse changes in such financial statements.

        (e) Absence of Undisclosed Liabilities. DIGITAL has no liabilities which are not adequately reflected or reserved against in the DIGITAL Financial Statements or otherwise reflected in this Agreement and DIGITAL shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after June 30, 1998, and would be individually or in the aggregate, material to the results of operations or financial condition of DIGITAL as of the Closing Date.

        (f) Litigation. Except as disclosed in Schedule 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against DIGITAL or its properties. Except as disclosed in Schedule 4.1(f), there are no actions, suits or proceedings pending, or,to the knowledge of DIGITAL, threatened against or affecting DIGITAL, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of DIGITAL which might result in any material adverse change in the operations or financial condition of DIGITAL, or which might prevent or materially impede the consummation of the transactions under this Agreement.

        (g) Compliance with Laws. To the best of its knowledge, the operations and affairs of DIGITAL do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of DIGITAL.

        (h) Absence of Certain Changes. Except as set forth in Schedule 4.1(h), or otherwise disclosed in writing to ADVANCED, since June 30, 1998, (i) DIGITAL has not entered into any material transaction not in the ordinary course of business; (ii) there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of DIGITAL as shown on the DIGITAL Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities; (iii) there has been no damage to, destruction of or loss of any of the properties or assets of DIGITAL (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of DIGITAL; (iv) DIGITAL has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock; (v) there has been no material adverse change, except in the ordinary course of business, in the contingent obligations of DIGITAL by way of guaranty, endorsement, indemnity, warranty or otherwise; (vi) there have been no loans made by DIGITAL to its employees, officers or directors;
        (vii) there has been no waiver or compromise by DIGITAL of a valuable right or of a material debt owed to it; (viii) there has been no
        extraordinary   increase  in  the   compensation  of  any  of  DIGITAL's


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        employees;  (ix) there has been no agreement or commitment by DIGITAL to do or perform any of the acts described in this Section 4.1(h); and (x) there has been no other event or condition of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise) business, property, prospects, assets or liabilities of DIGITAL or to impair materially the ability of DIGITAL to conduct the business now being conducted.

        (i) Employees. There are, except as disclosed in Schedule 4.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between DIGITAL and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between DIGITAL on the one hand, and any current or former directors, officers or employees of DIGITAL on the other hand.

        (j) Assets. All of the assets reflected on the June 30, 1998, DIGITAL Financial Statements or acquired and held as of the Closing Date, will be owned by DIGITAL on the Closing Date. Except as set forth in Schedule 4.1(j), DIGITAL owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of DIGITAL's equipment used by DIGITAL in connection with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of DIGITAL's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. DIGITAL represents that, except to the extent disclosed in
        Schedule 4.1(j) to this Agreement or reserved against on its balance sheet as of June 30, 1998, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

        (k) Tax  Matters.  DIGITAL  represents  that,  except  as set  forth  in
        Schedule 4.1(k) to this Agreement, all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of DIGITAL have been timely filed. Since June 30, 1998, DIGITAL has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of DIGITAL. On the date of this Agreement, DIGITAL is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. Any tax sharing agreement among or between DIGITAL and any affiliate thereof shall be terminated as of the Closing Date.

        (l) Continuation of Key Management. To the best knowledge of DIGITAL, all key management personnel of DIGITAL intend to continue their employment with DIGITAL after the Closing. For purposes of this subsection 4.1(l), "key management personnel" shall include Peter Dunn, Michael Snead, and Allen Dunn.

        (m) Books and Records. The books and records of DIGITAL are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no material transactions involving DIGITAL which properly should have been set forth therein and which have not been accurately so set forth.

        (n) Authority to Execute  Agreement.  The Board of Directors of DIGITAL,


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        pursuant  to the  power and  authority  legally  vested in it,  has duly authorized the execution and delivery by DIGITAL of this Agreement, and has duly authorized each of the transactions hereby contemplated. DIGITAL has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. DIGITAL has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon DIGITAL and those Shareholders listed in Exhibit A hereto in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of DIGITAL, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to DIGITAL.

     4.2 Disclosure. At the date of this Agreement, DIGITAL and those Shareholders listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of DIGITAL. DIGITAL and such Shareholders have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect DIGITAL's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to ADVANCED by DIGITAL and/or by such Shareholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                                    SECTION 5

                   REPRESENTATIONS AND WARRANTIES BY ADVANCED

     5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to DIGITAL), ADVANCED represents and warrants to DIGITAL and those Shareholders listed in Exhibit A as follows:

          (a) Organization and Good Standing. ADVANCED is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. Further, ADVANCED is duly qualified and licensed and in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of any properties or the character of its operations requires such qualification or licensing. The Articles of Incorporation of ADVANCED and all amendments thereto as presently in effect, certified by the Secretary of State of Delaware, and the Bylaws of ADVANCED as presently in effect, certified by the President and Secretary of ADVANCED, have been delivered to DIGITAL and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

          (b) Capitalization. ADVANCED's authorized capital stock consists of 25,000,000 shares of $.001 par value Common Stock (defined above as "ADVANCED Common Stock"), approximately 53,487 of which will be issued and


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     outstanding,  prior to Closing Date and 1,000,000  shares of $.01 par value
     Preferred Stock, of which no shares will be issued and outstanding at the Closing Date. All authorized and/or outstanding options and warrants are set forth on Schedule 5.1(b). Except as set forth in Schedule 5.1(b), no other equity securities, securities convertible into equity securities or debt obligations of ADVANCED are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the ADVANCED Common Stock, and there will be no outstanding security of any kind convertible into ADVANCED Common Stock or Preferred Stock. The shares of ADVANCED Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding shares of ADVANCED Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of ADVANCED Common Stock;

          (c) Issuance of Exchange Stock. All of the ADVANCED Common Stock to be issued to or transferred to DIGITAL Shareholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

          (d) Subsidiaries. ADVANCED has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

          (e) ADVANCED will use its best efforts to forthwith obtain any approval of the transaction set forth in this Agreement by its outstanding shares if required by the General Corporation Law of Delaware;

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by ADVANCED with any of the provisions hereof will:

               (1) violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of ADVANCED or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which ADVANCED is a party, or by which it or its properties or assets may be bound or affected; or

               (2) violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to ADVANCED or any of its properties or assets.

          (g) Financial Statements. ADVANCED will deliver to DIGITAL prior to Closing, a copy of ADVANCED's audited financial statements for the eight months ended August 31, 1998, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

          (h) Absence of Undisclosed Liabilities. Except as disclosed in ADVANCED's Financial Statements, ADVANCED did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after August 31, 1998 and would be individually or, in the aggregate, materially adverse to the results of operation or financial condition of ADVANCED.

          (i) Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against ADVANCED or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of ADVANCED, threatened against or relating to ADVANCED. ADVANCED is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and ADVANCED has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

          (j) Compliance with Laws. To the best of its knowledge, the operations and affairs of ADVANCED do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of ADVANCED.

          (k) Absence of Certain Changes. Except as set forth in Schedule 5.1(k), or otherwise disclosed in writing to DIGITAL, since June 30, 1998,
     (i) ADVANCED has not entered into any material transaction not in the ordinary course of business; (ii) there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of ADVANCED as shown on the ADVANCED Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities; (iii) there has been no damage to, destruction of or loss of any of the properties or assets of ADVANCED (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of ADVANCED; (iv) ADVANCED has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock; (v) there has been no material adverse change, except in the ordinary course of business, in the contingent obligations of ADVANCED by way of guaranty, endorsement, indemnity, warranty or otherwise; (vi) there have been no loans made by ADVANCED to its employees, officers or directors; (vii) there has been no waiver or compromise by ADVANCED of a valuable right or of a material debt owed to it; (viii) there has been no extraordinary increase in the compensation of any of ADVANCED's employees;
     (ix) there has been no agreement or commitment by ADVANCED to do or perform any of the acts described in this Section 5.1(k); and (x) there has been no other event or condition of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise) business, property, prospects, assets or liabilities of ADVANCED or to impair materially the ability of ADVANCED to conduct the business now being conducted.

          (l) Employees. There are, except as disclosed in Schedule 5.1(l), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between ADVANCED and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between ADVANCED on the one hand, and any current or former directors, officers or employees of ADVANCED on the other hand.

          (m) Assets. All of the assets reflected on the June 30, 1998, ADVANCED Financial Statements or acquired and held as of the Closing Date, will be owned by ADVANCED on the Closing Date. Except as set forth in Schedule 5.1(m), ADVANCED owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of ADVANCED's equipment used by ADVANCED in connection with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of ADVANCED's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. ADVANCED represents that, except to the extent disclosed in Schedule 5.1(m) to this Agreement or reserved against on its balance sheet as of June 30, 1998, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

          (n) Tax Matters. Except as set forth in Schedule 5.1(n), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of ADVANCED have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Since August 31, 1998, ADVANCED has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of ADVANCED. On the date of this Agreement, ADVANCED is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. ADVANCED is not a party to any tax sharing agreement among or between ADVANCED and any affiliate thereof shall be terminated as of the Closing Date.

          (o) Authority to Execute Agreement. The Board of Directors of ADVANCED, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by ADVANCED of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. ADVANCED has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. ADVANCED has taken all the actions required by law, its Certificate of Incorporation, as amended, its Bylaws, as amended, or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon ADVANCED in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Certificate of Incorporation, as amended, or the Bylaws, as amended of ADVANCED, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to ADVANCED.

          (p) Finder's Fees. ADVANCED is not, and on the Closing Date will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

          (q) Books and Records. The books and records of ADVANCED are materially complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no material transactions involving ADVANCED which properly should have been set forth therein and which have not been accurately so set forth.

          (r) From the date of this Agreement until the Closing Date, ADVANCED will give DIGITAL and its counsel, accountants, and other representatives upon reasonable notice full access, during normal business hours, to all of the properties, books, records, and files of ADVANCED and will furnish DIGITAL and such representatives during such period with all such information and data concerning the affairs of ADVANCED and DIGITAL or such representatives reasonably may request.

          (s) Except for the representations and warranties on the part of ADVANCED set out herein, DIGITAL in entering into this Agreement has not relied upon or been induced by any warranty, representation, statement, or description made by or on behalf of ADVANCED, whether or not made orally or in writing.

     5.2 Disclosure. ADVANCED has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of ADVANCED. ADVANCED has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect ADVANCED's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to DIGITAL or the DIGITAL Shareholders by ADVANCED in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                                    SECTION 6

                             ACCESS AND INFORMATION

     6.1 As to DIGITAL. Subject to the protections provided by subsection 9.4 herein, DIGITAL shall give to ADVANCED and to ADVANCED's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of DIGITAL's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, DIGITAL, and furnish ADVANCED during such period with all such information concerning DIGITAL's affairs as ADVANCED reasonably may request.

     6.2 As to ADVANCED. Subject to the protections provided by subsection 9.4 herein, ADVANCED shall give to DIGITAL, the DIGITAL Shareholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of ADVANCED's properties, books, contracts, commitments, and records, if any, and shall furnish DIGITAL and the DIGITAL Shareholders during such period with all such information concerning ADVANCED's affairs as DIGITAL and the DIGITAL Shareholders reasonably may request.

                                    SECTION 7

                  COVENANTS OF DIGITAL AND CERTAIN SHAREHOLDERS

     7.1 No Solicitation. DIGITAL and those Shareholders listed on Exhibit A, to the extent within each Shareholder's control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than ADVANCED and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving DIGITAL, or any sale of any of its capital stock or of the capital stock held by such Shareholders in excess of 10% of such Shareholder's current stock holdings except as otherwise disclosed in this Agreement. DIGITAL will notify ADVANCED immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of DIGITAL's business, or providing information to government authorities.

     7.2 Conduct of Business Pending the Transaction. DIGITAL and those Shareholders listed on Exhibit A, to the extent within each Shareholder's control, covenant and agree with ADVANCED that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless ADVANCED shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, DIGITAL and those Shareholders listed on Exhibit A, to the extent within each Shareholder's control, will comply with each of the following:

          (a) Its business shall be conducted only in the ordinary and usual course. DIGITAL shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify ADVANCED of any event or occurrence which is material to, and not in the ordinary and usual course of business of, DIGITAL;

          (b) It shall not declare, set aside, or pay any dividend or other distribution on any of its outstanding securities.

          (c) It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement;

          (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;


          (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of ADVANCED;

          (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement;

          (g) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

          (h) It will comply with all laws and regulations applicable to it and its operations;


                                    SECTION 8


                              COVENANTS OF ADVANCED

     8.1 No Solicitation. ADVANCED will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, ADVANCED shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties to this Agreement.

     8.2 Conduct of ADVANCED Pending Closing. ADVANCED covenants and agrees with DIGITAL that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless DIGITAL shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, ADVANCED will comply with each of the following:

          (a) No change will be made in ADVANCED's Certificate of Incorporation or Bylaws or in ADVANCED's authorized or issued shares of stock, except as may be first approved in writing by DIGITAL.

          (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in ADVANCED, except as may be first approved in writing by DIGITAL.


                                    SECTION 9


                       ADDITIONAL COVENANTS OF THE PARTIES

     9.1 Cooperation. Both DIGITAL and ADVANCED will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party.

     9.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

     9.3 Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

     9.4 Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Sections 4 and 5 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry precedent to the Closing. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.


                                   SECTION 10

                          SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

     10.1 The representations, warranties and covenants of DIGITAL and those Shareholders listed in Exhibit A contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement. The representations, warranties and covenants of ADVANCED contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.


                                   SECTION 11

                             CONDITIONS PRECEDENT TO
                             OBLIGATIONS OF PARTIES

     11.1 The obligations of ADVANCED, DIGITAL and those Shareholders listed in Exhibit A under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

          (a) All representations and warranties made by DIGITAL, Shareholders listed in Exhibit A and ADVANCED in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

          (b) DIGITAL, Shareholders listed in Exhibit A and ADVANCED shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

          (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

          (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

          (e) Each DIGITAL Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock unless such transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or unless such transfer falls within an exemption from registration under the Act and any applicable state securities laws. Each DIGITAL Shareholder acquiring Exchange Stock will be required to transfer to ADVANCED at the Closing his/her respective DIGITAL Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

          (f) All schedules, prepared by DIGITAL or ADVANCED shall be current or updated as necessary as of the Closing Date.

          (g) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable.

          (h) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

          (i) Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

          (j) ADVANCED shall have provided to DIGITAL through August 31, 1998, audited financial statements prepared in accordance with generally accepted accounting principles.

          (k) DIGITAL shall have provided to ADVANCED unaudited financial statements of DIGITAL for the six months ended June 30, 1998, prepared in accordance with generally accepted accounting principles.

          (l) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

          (m) If Shareholders, who in the aggregate own more than ten percent (10%) of the DIGITAL Shares, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their DIGITAL Shares to ADVANCED in accordance with Section 1 of this Agreement, ADVANCED, at its option, may terminate this Agreement.

          (n) Each party shall have satisfied itself that all transactions contemplated by this Agreement, including those contemplated by the exhibits and schedules attached hereto, shall be legal and binding under applicable statutory and case law of the State of California, including, but not limited to California securities laws and all other applicable state securities laws.

          (o) DIGITAL and ADVANCED shall agree to indemnify each other against any liability to any broker or finder to which that party may become obligated.

          (p) The Exchange shall be approved by the Boards of Directors of both DIGITAL and ADVANCED. Furthermore, the Exchange shall be approved by the shareholders of DIGITAL and ADVANCED, if deemed necessary or appropriate by counsel for the same, within thirty (30) days following execution of this Agreement. If such a meeting is deemed necessary, the management of DIGITAL and ADVANCED agree to recommend approval to their respective Shareholders and to solicit proxies in support of the same.

          (q) ADVANCED and DIGITAL and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

          (r) Both DIGITAL and ADVANCED shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.


                                   SECTION 12

                         TERMINATION, AMENDMENT, WAIVER

     12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of ADVANCED, DIGITAL and the DIGITAL Shareholders under Section 9.4 hereof:

          (a) By mutual agreement of ADVANCED and DIGITAL;

          (b) If the Closing (as defined in Section 3) shall not have taken place on or prior to October 31, 1998, this Agreement can be terminated upon written notice given by ADVANCED or DIGITAL which is not in material default.

          (c) By ADVANCED, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of any Shareholder in the representations and warranties set forth in the Agreement.

          (d) By DIGITAL or a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if, in the reasonable belief of DIGITAL or any such Shareholders, there has been a material misrepresentation or breach of warranty on the part of ADVANCED in the representations and warranties set forth in the Agreement;

          (e) By ADVANCED if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws;

          (f) By ADVANCED, if, in its opinion or that of its counsel, the Exchange cannot be consummated under Delaware or other relevant state corporate law;

          (g) By ADVANCED or by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

          (h) By ADVANCED if the business or assets or financial condition of DIGITAL, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if the business or assets or financial condition of ADVANCED, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

          (i) By ADVANCED if holders of more than ten percent (10%) of the DIGITAL Shares fail to tender their stock at the Closing of the Exchange;

          (j) By DIGITAL if ADVANCED fails to perform material conditions set forth in Section 11 herein;

          (k) By DIGITAL if examination of ADVANCED's books and records pursuant to Section 5 herein uncovers a material deficiency;

          (l) By ADVANCED if DIGITAL fails to perform material conditions set forth in Section 11 herein; and

          (m) By ADVANCED if examination of DIGITAL's books and records pursuant to Section 4 herein uncovers a material deficiency.



                                   SECTION 13

                                  MISCELLANEOUS

     13.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     13.2 Binding Agreement.

          (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

          (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 13.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

     13.3 Shareholders Owning at Least Five Percent (5%) of the Outstanding Common Stock of DIGITAL. The Shareholders owning at least 5% of the outstanding common stock of DIGITAL (see Exhibit A hereto) are only executing this Agreement with respect to sections 3.4, 4, 7, 9.4, 10, 11, 12.1(d and g ), 13.2, 13.3,
13.4, 13.8, and 13.9.

     13.4  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, via facsimile signature, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

     13.5 Severability. If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     13.6 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by DIGITAL or

ADVANCED without prior written consent of the other party.

     13.7 Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     13.8 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California.

     13.9 Dispute Resolution. In the event of a dispute between the parties hereto involving a claim of breach of representation or warranty hereunder, or to enforce a covenant herein (either or both of which are referred to hereafter as a "Claim"), if it is the desire of any party for quick resolution, the rights and obligations of the parties hereto arising under the terms of this Agreement with respect to such Claims and/or resolution of such disputes will be by the means of the judgment of an independent third party ("Rent-A-Judge") who has been selected and hired through the mutual agreement of the parties. The utilization of this subsection 13.9, if invoked by any party hereto, shall be the exclusive remedy for resolving a Claim regardless of whether legal action has or has not been otherwise instituted. If legal action has been instituted by any party, and this subsection 13.9 is invoked in a timely manner, any such legal action shall be void ab initio and immediately withdrawn.

          (a) In the event of a Claim by any party, any party may make a written request upon the other parties for a "Rent-A- Judge." A request by any party for the employment of a "Rent- A-Judge" to resolve the Claim shall be binding on all other parties to this Agreement in accordance with the terms hereof.

          The parties may agree upon one "Rent-A-Judge," but in the event that they cannot agree, there shall be three, one named in writing by each of the parties within twenty (20) days after the initial demand for employment of a "Rent-A- Judge," and a third chosen by the two appointed. Should either party refuse or neglect to join in the appointment of the "Rent-A-Judge(s)" or to furnish the "Rent-A-Judge(s) with any papers or information demanded, the "Rent-A-Judge(s)" are empowered by all parties to this Agreement to proceed ex parte.

          (b) Claim resolution proceedings shall take place in the City or County of Los Angeles, State of California, and the hearing before the "Rent-A-Judge(s)" of the matter to be arbitrated shall be at the time and place within said city or county as is selected by the "Rent-A-Judge(s)." The "Rent-A-Judge(s)" shall select such time and place promptly after appointment and shall give written notice thereof to each party at least thirty (30) days prior to the date so fixed. At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the "Rent-A- Judge(s)." Said "Rent-A-Judge(s)" shall hear and determine the matter and shall execute and acknowledge their award in writing and cause a copy thereof to be delivered to each of the parties.

          (c) If there is only one (1) "Rent-A-Judge," his or her decision shall be binding and conclusive on the parties, and if there are three (3) "Rent-A-Judge(s)" the decision of any two (2) shall be binding and conclusive.

          (d) If three (3) "Rent-A-Judge(s)" are selected under the foregoing procedure, but two (2) of the three (3) fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three (3) new "Rent- A-Judge(s)" who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two (2) of the three (3) "Rent- A-Judge(s)" selected.

          (e) The costs of such Claim resolution shall be borne by the parties equally and each party shall pay its own attorneys' fees, provided, however, that in the event either party challenges or in any way seeks to have the Rent-A- Judge's decision or award vacated or corrected or modified, if the challenge is denied or the original decision or award is affirmed, the challenging party shall pay the costs and fees, including reasonable attorneys' fees, of the non-challenging party, both for the challenge and for the original Claim resolution process.

     13.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

     To DIGITAL:

     Peter Dunn,  President
     Digital  Corporate  Profiles,  Inc.
     17337  Ventura Boulevard, Suite 2
     Encino, CA 91316

     With a Copy to:

     William B. Barnett, Esq.
     15233 Ventura Boulevard Suite 1110
     Sherman Oaks, CA 91403


     To ADVANCED:

     Robert P. Atwell, President
     Advanced Laser Products, Inc.
     1665 So. Brookhurst Street, Suite V
     Anaheim, CA 92804

     With a Copy to:

     Stephen A. Zrenda, Jr., Esq.
     1520 Bank One Center
     100 North Broadway
     Okalhoma City. OK 73102

          Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

          All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.10 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

  ADVANCED LASER PRODUCTS, INC.
  a Delaware corporation


  By: ________________________
      Robert P. Atwell
      President


  DIGITAL CORPORATE PROFILES, INC.
  a California corporation

  By: _________________________
      Peter Dunn
      President












  FIVE PERCENT SHAREHOLDERS OF
  DIGITAL CORPORATE PROFILES, INC.

  _______________________________

  _______________________________

  _______________________________

  _______________________________

  _______________________________

  _______________________________

  _______________________________

  _______________________________

  _______________________________

                                  EXHIBIT LIST

Exhibit A:   Five Percent Shareholders of Digital Corporate
             Profiles, Inc.

Exhibit B:   Consent of Board of Directors of Digital Corporate
             Profiles, Inc.

Exhibit C:   Consent of Board of Directors of Advanced Laser
             Products, Inc.


                                  SCHEDULE LIST

Schedule 4.1(b):   DIGITAL Common Stock Outstanding

Schedule 4.1(f):   Litigation Involving DIGITAL

Schedule 4.1(h):   Absence of Certain Changes - DIGITAL

Schedule 4.1(i):   DIGITAL Employee Benefit Plans

Schedule 4.1(j):   Asset Ownership Exceptions - DIGITAL

Schedule 4.1(k):   DIGITAL Tax Matters

Schedule 5.1(b):   ADVANCED Options and Warrants Outstanding

Schedule 5.1(k)    Absence of Certain Changes - ADVANCED

Schedule 5.1(l)    ADVANCED Employee Benefit Plans

Schedule 5.1(m)    Asset Ownership Exceptions - ADVANCED

Schedule 5.1(n):   ADVANCED Tax Matters

                                    EXHIBIT A




                      FIVE PERCENT SHAREHOLDERS OF DIGITAL



Shareholder                           No. of Shares              Percentage


Dunn Family Trust                       443,500                      25.6

Allen Kelsey Grammer Trust              150,000                       8.7

First Capital Network                   146,664                       8.5

Worldwide Insurance Consulting
   Services                             146,664                       8.5

David Stremic                           100,000                       5.8

                                   EXHIBIT "B"

          CONSENT OF DIRECTORS OF DIGITAL CORPORATE PROFILES, INC.

          A special meeting of the Directors of Digital Corporate Profiles, Inc. (the "Corporation"), a California corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

          WHEREAS, the Corporation entered into a verbal agreement with Advanced Laser Products, Inc. ("ADVANCED") whereby the Corporation intends to exchange approximately all of the issued and outstanding capital stock of the Corporation for a specified number of ADVANCED common shares;

          WHEREAS, a formal agreement has been prepared consistent with the terms of the verbal agreement, which "Plan and Agreement of Reorganization" is attached hereto;

          WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

          NOW, THEREFORE, BE IT RESOLVED, that -the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President and Secretary of the Corporation are authorized to execute the same on behalf of the Corporation.

GENERAL AUTHORIZATION

          BE IT RESOLVED that the President and Secretary of the Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and as authorized in the foregoing resolution.

          IN WITNESS WHEREOF, each of the undersigned has executed this written consent, which shall be effective as of September 28, 1998.



Peter B. Dunn



Allen Dunn



David Fleming

                                   EXHIBIT "C"



              UNANIMOUS WRITTEN CONSENT OF DIRECTORS OF DIGS, INC.


          Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, which provides that any action permitted to be taken at a meeting of the directors of a corporation may be taken without a meeting, if the directors sign an instrument which states the action was so taken, the sole director of DIGS, Inc. (the "Corporation"), a Delaware corporation, does hereby adopt the following preambles and resolution:

          WHEREAS, the Corporation entered into a verbal agreement with Digital Corporate Profiles, Inc. ("DIGITAL") whereby the Corporation intends to exchange 5,191,968 of the Corporation's common shares for approximately all of the issued and outstanding capital stock of DIGITAL;

          WHEREAS, a formal agreement has been prepared consistent with the terms of the verbal agreement, which "Plan and Agreement of Reorganization" is attached hereto;

          WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

          NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President and Secretary of the Corporation are authorized to execute the same on behalf of the Corporation.

GENERAL AUTHORIZATION

          BE IT RESOLVED that the President and Secretary of the Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and as authorized in the foregoing resolution.

         IN WITNESS WHEREOF, the undersigned has executed this written consent, which shall be effective as of September 28, 1998.





Charles McGuirk
Sole Director

                                SCHEDULE 4.1(b)

                        Digital Common Stock Outstanding

Shareholder                                              Number of Shares

Dunn Family Trust                                            443,500

Allen Kelsey Grammer Trust                                   150,000

First Capital Network                                        146,664

Worldwide Insurance Consulting Services                      146,664

David Stremic                                                100,000

Jamie Mazur                                                   73,332

Trent Mazur                                                   73,332

Jennifer Mazur                                                73,332

Emily Mazur                                                   73,332

Richard Kipper                                                72,000

Donald John Miod                                              60,000

Allen Dunn                                                    55,000

Steve Burgin                                                  50,000

David Fleming                                                 40,000

Robert Rossberg                                               40,000

Jim Jennings                                                  32,000

Catherine Dunn                                                30,000

U.S. Stock Transfer Corp.                                     21,250

Martin Fink                                                   21,250

Let It Ride Investment Corp.                                  20,000

Clifton G. Lamb, Jr. & Nancy S. Baker, JTWRS                  10,000

         Total:                                            1,731,656

                                 SCHEDULE 4.1(f)

                          Litigation Involving DIGITAL

         None.

                                 SCHEDULE 4.1(h)

                      Absence of Certain Changes - Digital


         None.

                                 SCHEDULE 4.1(i)

                         Employee Benefit Plans - Diital

         None.

                                 SCHEDULE 4.1(j)

                      Asset Ownership Exceptions - Digital


         None.

                                 SCHEDULE 4.1(k)

                               Digital Tax Matters

         None.

                                 SCHEDULE 5.1(b)

                    Advanced Options and Warrants Outstanding

         None.

                                 SCHEDULE 5.1(h)

                      Absence of Certain Changes - Advanced


         None.

                                 SCHEDULE 5.1(i)

                         Advanced Employee Benefit Plans

         None.

                                 SCHEDULE 5.1(j)

                      Asset Ownership Exceptions - Advanced


         None.

                                 SCHEDULE 5.1(k)

                              Advanced Tax Matters


         None.